EXHIBIT 99.1
Fastenal Company Reports 2025 Second Quarter Earnings
WINONA, Minn., July 14, 2025 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) ('Fastenal', 'we', 'our', or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2025. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. All historical common stock share and per share information and stockholders' equity balances for all periods presented in this release, including the financial statements attached to this release, have been retroactively adjusted to reflect a two-for-one stock split effective at the close of business on May 21, 2025. Percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2025	2024	Change	2025	2024	Change
Net sales	$4,039.7	3,811.3	6.0%	$2,080.3	1,916.2	8.6%
Business days	127	128		64	64
Daily sales	$31.8	29.8	6.8%	$32.5	29.9	8.6%
Gross profit	$1,826.7	1,725.1	5.9%	$942.8	863.5	9.2%
% of net sales	45.2%	45.3%		45.3%	45.1%
Selling, general, and administrative (SG&A) expenses	$996.7	948.0	5.1%	$506.7	476.6	6.3%
% of net sales	24.7%	24.9%		24.4%	24.9%
Operating income	$830.0	777.1	6.8%	$436.1	386.9	12.7%
% of net sales	20.5%	20.4%		21.0%	20.2%
Income before income taxes	$829.8	776.2	6.9%	$436.6	386.4	13.0%
% of net sales	20.5%	20.4%		21.0%	20.2%
Net income	$628.9	590.4	6.5%	$330.3	292.7	12.8%
Diluted net income per share	$0.55	0.51	6.4%	$0.29	0.25	12.7%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $164.1, or 8.6%, in the second quarter of 2025 when compared to the second quarter of 2024. Both periods had the same number of selling days. The results largely reflect the contribution from improved customer contract signings over the past six quarters. Market conditions remained sluggish, providing minimal contribution. Changes in foreign exchange rates positively affected sales in the second quarter of 2025 by approximately 10 basis points and negatively affected sales in the second quarter of 2024 by approximately 20 basis points.
We experienced an increase in unit sales in the second quarter of 2025. This was due to a growth in the number of customer sites spending $10K or more per month with Fastenal and, to a lesser degree, growth in average monthly sales per customer site across all customer spend categories. The impact of product pricing on net sales in the second quarter of 2025 was an increase of 140 to 170 basis points, in contrast to the second quarter of 2024, which experienced a decline of 30 to 60 basis points.

From a product standpoint, we have three categories: fasteners, including fasteners used in original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO), safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. With industrial production still sluggish in the second quarter of 2025, the performance of our fastener product line continued to lag our non-fastener product lines. The fastener category experienced improved growth in the second quarter of 2025, as compared to the second quarter of 2024. This was driven by easier comparisons, increased contribution from large customer signings, better product availability in our distribution centers, and pricing actions implemented in the second quarter of 2025. We achieved growth in our safety category reflecting the lower volatility of PPE demand, which tends to be utilized in more MRO than OEM applications, growth of our vending installed base, and success with warehousing and data center customers. Other product lines experienced higher growth from MRO-oriented lines, such as electrical and janitorial, rather than from OEM-oriented lines, such as cutting tools and welding/abrasives, reflecting continued soft manufacturing demand. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
OEM fasteners	8.4%	-2.3%	19.4%	19.5%
MRO fasteners	3.4%	-4.3%	11.1%	11.5%
Total fasteners	6.6%	-3.0%	30.5%	31.0%
Safety supplies	10.7%	7.1%	22.2%	21.8%
Other product lines	9.0%	3.0%	47.3%	47.2%
Total non-fasteners	9.5%	4.2%	69.5%	69.0%
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, transportation, warehousing and storage, and data centers. Our manufacturing end markets outperformed primarily due to the relative strength we are experiencing with key account customers with significant managed spend where our service model and technology are particularly impactful. This disproportionately benefits manufacturing customers. The non-residential construction end market experienced growth for the first time in ten consecutive quarters. Other end market sales were favorably impacted by growth with warehousing and storage, and data center customers, which were partially offset by declining sales with resellers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Heavy manufacturing	7.5%	1.8%	42.9%	43.3%
Other manufacturing	11.5%	4.0%	33.0%	32.2%
Total manufacturing	9.2%	2.7%	75.9%	75.5%
Non-residential construction	3.0%	-5.5%	8.1%	8.5%
Other end markets	8.7%	1.5%	16.0%	16.0%
Total non-manufacturing	6.7%	-1.0%	24.1%	24.5%
From a customer standpoint, we have two categories: contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and non-contracts, which include all other customers. Sales with our contract customers continue to outperform as we realize incremental sales from implementing strong customer signings that we have achieved over the last six quarters, which was partially offset by subdued business activity. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect overall business trends, which remain sluggish. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Contract sales	11.0%	6.9%	73.2%	71.2%
Non-contract sales	2.6%	-9.0%	26.8%	28.8%

Supplemental Data
Prior to 2025, our disclosed metrics primarily addressed development of capabilities, including branch openings, geographic expansion, growth of national accounts, growth of non-fastener products, FMI installations, and Onsite signings, to name a few. The data provided in the chart below measures the number of customer sites that are served throughout our in-market network, categorizing them by monthly customer spend categories and end market, and the sales and average sales per site. We believe this supplemental information may be useful to investors in evaluating Fastenal's business trends and whether and to what degree we are being successful. Historical end market sales have been updated in the table below to categorize by customer site and may not be able to be recalculated due to the rounding of those dollar values.

	Three-month Period 2025			Three-month Period 2024
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50K+/Mo. (4)	2,250	$937.5	$138,889	2,021	$835.8	$137,853

$10K+/Mo.	8,827	1,373.6	51,871	8,369	1,250.3	49,799
$5K-$10K/Mo.	4,456	95.9	7,174	4,434	94.9	7,134
<$5K/Mo.	29,855	103.2	1,152	32,009	104.6	1,089
Other sales (5)	—	2.7	—	—	11.1	—
Total manufacturing	43,138	$1,575.4	$12,152	44,812	$1,460.9	$10,784

Non-manufacturing
$50K+/Mo. (4)	433	$156.6	$120,554	365	$120.0	$109,589

$10K+/Mo.	3,141	320.4	34,002	2,849	267.1	31,251
$5K-$10K/Mo.	2,922	61.6	7,027	2,849	59.9	7,008
<$5K/Mo.	52,239	111.4	711	58,844	116.6	661
Other sales (5)	—	11.5	—	—	11.7	—
Total non-manufacturing	58,302	$504.9	$2,822	64,542	$455.3	$2,290

Total
$50K+/Mo. (4)	2,683	$1,094.1	$135,930	2,386	$955.8	$133,529

$10K+/Mo.	11,968	1,694.0	47,181	11,218	1,517.4	45,088
$5K-$10K/Mo.	7,378	157.5	7,116	7,283	154.8	7,085
<$5K/Mo.	82,094	214.6	871	90,853	221.2	812
Other sales (5)	—	14.2	—	—	22.8	—
Total	101,440	$2,080.3	$6,790	109,354	$1,916.2	$5,771
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50K+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10K+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
We signed 6,458 weighted FASTBin and FASTVend devices in the second quarter of 2025, resulting in 12,875 new FASTBin and FASTVend signings in the first six months of 2025. Our goal for weighted FASTBin and FASTVend device signings in 2025 is 25,000 to 26,000 MEU (our previous goal was 28,000 to 30,000 MEUs).
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness(1) tools, and Digital Footprint(2).

	Six-month Period			Three-month Period
	2025	2024	DSR Change (3)	2025	2024	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	12,875	13,914	-7.5%	6,458	7,188	-10.2%
Signings per day	101	109		101	112
Weighted FASTBin/FASTVend installations (MEUs; end of period)				132,174	119,306	10.8%

FASTStock sales	$502.3	484.2	4.6%	$263.2	244.4	7.7%
% of sales	12.3%	12.5%		12.5%	12.6%
FASTBin/FASTVend sales	$1,285.2	1,123.9	15.3%	$665.3	567.0	17.3%
% of sales	31.4%	29.1%		31.6%	29.2%
FMI sales	$1,787.5	1,608.1	12.0%	$928.5	811.4	14.4%
FMI daily sales	$14.1	12.6		$14.5	12.7
% of sales	43.7%	41.7%		44.1%	41.8%

eBusiness sales	$1,239.6	1,103.8	13.2%	$631.9	557.0	13.5%
% of sales	30.3%	28.6%		30.0%	28.7%

Less: eBusiness and FMI sales overlap	$534.5	426.4	26.3%	$275.7	215.9	27.8%
% of sales	13.1%	11.1%		13.1%	11.1%

Digital Footprint sales	$2,492.6	2,285.5	9.9%	$1,284.7	1,152.5	11.5%
% of sales	61.0%	59.2%		61.0%	59.4%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflects the percent change compared to the same period in the prior year.

Gross Profit
Our gross profit, as a percentage of net sales, increased to 45.3% in the second quarter of 2025 from 45.1% in the second quarter of 2024. Price/cost had a slightly favorable impact on our gross profit percentage. Improved margin on fastener sales relating to the fastener expansion project and other supplier-focused initiatives contributed to the increase. The aforementioned positive effects on our gross profit percentage were partly offset by a number of variables. First, customer and product mix diluted our gross profit percentage. This reflects relatively stronger growth from large customers, including Onsite-like customers, and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. Second, we experienced higher import duty costs and higher fleet and transportation costs due to inflation in vehicle costs as we cycle our fleet and in third-party freight costs. Third, customer and supplier incentives were a slight drag on our gross profit percentage.
SG&A Expenses
Our SG&A expenses, as a percentage of net sales, were 24.4% in the second quarter of 2025 versus 24.9% in the second quarter of 2024. This reflects growth in SG&A of 6.3% in the second quarter of 2025 versus net sales growth of 8.6% in the same period of 2025.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 10.3% in the second quarter of 2025 compared to the second quarter of 2024. We experienced an increase in employee base pay, although at a rate below the growth in sales, due to higher average FTE during the period, and, to a lesser degree, higher average wages during the period. Bonuses and commissions and profit sharing increased at a rate greater than sales as a result of improved business activity and financial performance versus the year-ago period. Additionally, health insurance costs increased at a rate greater than sales.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, increased 3.0% in the second quarter of 2025 compared to the second quarter of 2024. This was primarily a result of general inflation in branch rental costs and slightly higher depreciation from an increase in the installed base of FMI hardware.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, decreased 10.6% in the second quarter of 2025 compared to the second quarter of 2024. Sales-related travel and information technology (IT) expenses increased slightly. These increases were more than offset by an increase in supplier marketing credits and reductions in general insurance expense.
Operating Income
Our operating income, as a percentage of net sales, increased to 21.0% in the second quarter of 2025 from 20.2% in the second quarter of 2024.
Net Interest
We had higher interest income earned during the second quarter of 2025. We had higher interest expense as a result of higher borrowings through the second quarter of 2025. The increase in interest income relative to interest expense resulted in our generating net interest income of $0.5 in the second quarter of 2025, which compared to net interest expense $0.5 in the second quarter of 2024.
Income Taxes
We recorded income tax expense of $106.3 in the second quarter of 2025, or 24.4% of income before income taxes. Income tax expense was $93.7 in the second quarter of 2024, or 24.2% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
On July 4, 2025, the U.S. enacted H.R. 1 "A bill to provide for reconciliation pursuant to Title II of H. Con. Res. 14", commonly referred to as the One Big Beautiful Bill Act (OBBBA). Changes in tax laws may affect recorded deferred tax assets and deferred tax liabilities and our effective tax rate in the future and we continue to evaluate the impacts the new legislation will have on the Condensed Consolidated Financial Statements. As a result of the enactment of H.R. 1, we anticipate an impact to the deferred tax liability and the income tax payable related to the provisions for 100% bonus depreciation for assets placed in service after January 19, 2025 and full expensing of domestic research and experimental expenditures. We do not expect any material change to our ongoing tax rate as a result of this legislation.
Net Income
Our net income during the second quarter of 2025 was $330.3, an increase of 12.8% compared to the second quarter of 2024. Our diluted net income per share was $0.29 in the second quarter of 2025, compared to $0.25 in the second quarter of 2024.

CASH FLOW AND BALANCE SHEET
Net cash provided by operating activities was $278.6 in the second quarter of 2025, an increase of 8.1% from the second quarter of 2024, representing 84.4% of the period's net income versus 88.1% in the second quarter of 2024. The decrease in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being a greater use of cash in the second quarter of 2025 as compared to the second quarter of 2024.
Net cash provided by operating activities was $540.8 in the first six months of 2025, a decrease of 8.8% from the first six months of 2024, representing 86.0% of the period's net income versus 100.5% in the first six months of 2024. The decrease in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being a more significant use of cash in the first six months of 2025 than in the first six months of 2024.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of June 30, 2025 when compared to June 30, 2024 were as follows:

	June 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2025	2024	2025	2025
Accounts receivable, net	$1,324.2	1,204.8	$119.3	9.9%
Inventories	1,726.3	1,504.6	221.7	14.7%
Trade working capital	$3,050.5	2,709.4	$341.0	12.6%

Accounts payable	$319.3	292.6	$26.7	9.1%
Trade working capital, net	$2,731.2	2,416.8	$314.3	13.0%

Net sales in last three months	$2,080.3	1,916.2	$164.1	8.6%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the second quarter of 2025 was primarily attributable to growth in sales with our customers, including relative growth with larger customers that tend to carry longer payment terms.
The increase in our inventory balance in the second quarter of 2025 was primarily attributable to three factors. First, we added inventory to support projected growth in our business and, to a lesser extent, the anticipated impact of tariffs. Second, our inventory increased as a result of growth in sales with certain customers and the addition of stock to ensure we can support their future growth. Third, we added inventory to support our fastener expansion and optimal package quantity initiatives, which are intended to improve service to our in-market locations and generate efficiencies in our hubs.
The increase in our accounts payable balance in the second quarter of 2025 was primarily attributable to an increase in our product purchases as reflected in the growth in inventories.
During the second quarter of 2025, our investment in property and equipment, net of proceeds from sales, was $64.3, which was a slight increase from $52.6 in the second quarter of 2024. This was primarily related to an increase in spending for FMI hardware to support growth in our installed base, facility construction and upgrades, IT, and vehicles.
For 2025, we expect our investment in property and equipment, net of proceeds from sales, to be within a range of $250.0 to $270.0, a decrease from our originally anticipated range ($265.0 to $285.0) and an increase from $214.1 in 2024. The expected growth on a year-to-year basis reflects three items. First, we expect higher distribution center spending to complete our replacement Utah hub facility, begin construction on a replacement Atlanta hub facility, and improve our picking capacity and efficiency across our hub network. Second, we expect elevated IT spending as projects that were expected in 2024 experienced delays and will occur in 2025. Third, we expect greater outlays for FMI hardware reflecting an increase in our targeted signings.
During the second quarter of 2025, we returned $252.5 to our shareholders in the form of dividends, compared to the second quarter of 2024 when we returned $223.3 to our shareholders in the form of dividends. During the first six months of 2025, we returned $499.1 to our shareholders in the form of dividends, compared to the first six months of 2024 when we returned $446.5 to our shareholders in the form of dividends. We did not repurchase any of our common stock in either period.
Total debt on our balance sheet was $230.0 at the end of the second quarter of 2025, or 5.7% of total capital (the sum of stockholders' equity and total debt). This compares to $235.0, or 6.3% of total capital, at the end of the second quarter of 2024.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, number of branch locations, number of $50K+ customer sites, and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2025	Q1 2025	Q1 2025	Q4 2024	Q4 2024	Q2 2024	Q2 2024
Selling personnel - absolute employee headcount (1)	17,192	16,995	1.2%	16,669	3.1%	16,727	2.8%
Selling personnel - FTE employee headcount (1)	15,660	15,236	2.8%	15,014	4.3%	15,341	2.1%
Total personnel - absolute employee headcount	24,362	24,181	0.7%	23,702	2.8%	23,629	3.1%
Total personnel - FTE employee headcount	21,807	21,339	2.2%	20,958	4.1%	21,249	2.6%

Number of branch locations	1,596	1,587	0.6%	1,597	-0.1%	1,599	-0.2%
Number of $50K+ customer sites	2,683	2,502	7.2%	2,330	15.2%	2,386	12.4%
Weighted FMI devices (MEU installed count)	132,174	129,996	1.7%	126,957	4.1%	119,306	10.8%
(1)    In the fourth quarter of 2024, we realigned certain employees as a result of a routine review of our organizational structure. While there is no change to total absolute or total FTE headcount, it produces minor shifts between headcount categories. Historical numbers have been adjusted to reflect this realignment.
During the last twelve months, we increased our total FTE employee headcount by 558. Our total FTE selling and sales support personnel increased by 319 to support growth and sales initiatives to target customer acquisition. We had an increase in our distribution and transportation FTE personnel of 133 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 106, which related primarily to personnel investments in manufacturing, quality control, IT, and business analytics.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities including our prospects to capture long-term value from certain warehousing customers and the related end market, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, including anticipated tax impacts from recent legislation, future inventory levels, pricing, weighted FMI device signings, future sales attributable to our Digital Footprint, investment in property and equipment, the impact of inflation or deflation on our cost of goods, controlling SG&A expenses including FTE growth, future traditional branch closures and openings, the impact of fluctuations in freight and shipping costs, future operating results and business activity, and the impact of natural disasters on daily sales. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$237.8	255.8
Trade accounts receivable, net of allowance for credit losses of $4.7 and $5.2, respectively	1,324.2	1,108.6
Inventories	1,726.3	1,645.0
Prepaid income taxes	14.5	18.8
Other current assets	158.9	183.7
Total current assets	3,461.7	3,211.9

Property and equipment, net	1,101.0	1,056.6
Operating lease right-of-use assets	308.3	279.2
Other assets	145.2	150.3

Total assets	$5,016.2	4,698.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$130.0	75.0
Accounts payable	319.3	287.7
Accrued expenses	257.1	225.6
Current portion of operating lease liabilities	106.1	98.8
Income taxes payable	7.8	—
Total current liabilities	820.3	687.1

Long-term debt	100.0	125.0
Operating lease liabilities	209.1	186.6
Deferred income taxes	70.3	68.9
Other long-term liabilities	9.1	14.1

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 1,600,000,000 shares authorized, 1,147,617,563 and 1,146,640,904 shares issued and outstanding, respectively	11.5	11.5
Additional paid-in capital	104.2	82.8
Retained earnings	3,743.3	3,613.5
Accumulated other comprehensive loss	(51.6)	(91.5)
Total stockholders' equity	3,807.4	3,616.3
Total liabilities and stockholders' equity	$5,016.2	4,698.0

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2025	2024	2025	2024
Net sales	$4,039.7	3,811.3	$2,080.3	1,916.2
Cost of sales	2,213.0	2,086.2	1,137.5	1,052.7
Gross profit	1,826.7	1,725.1	942.8	863.5

Selling, general, and administrative expenses	996.7	948.0	506.7	476.6
Operating income	830.0	777.1	436.1	386.9

Interest income	3.6	2.9	2.7	1.3
Interest expense	(3.8)	(3.8)	(2.2)	(1.8)
Income before income taxes	829.8	776.2	436.6	386.4

Income tax expense	200.9	185.8	106.3	93.7
Net income	$628.9	590.4	$330.3	292.7

Basic net income per share	$0.55	0.52	$0.29	0.26
Diluted net income per share	$0.55	0.51	$0.29	0.25

Basic weighted average shares outstanding	1,147.2	1,144.9	1,147.5	1,145.2
Diluted weighted average shares outstanding	1,149.8	1,148.2	1,150.1	1,148.2

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$628.9	590.4	$330.3	292.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	84.4	81.2	42.4	41.0
Gain on sale of property and equipment	(1.6)	(1.7)	(1.3)	(1.1)
Bad debt expense (recoveries)	1.9	(0.6)	0.2	0.3
Deferred income taxes	1.4	1.2	0.7	0.4
Stock-based compensation	4.1	4.0	2.0	2.0
Amortization of intangible assets	5.4	5.4	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	(206.4)	(120.9)	(36.4)	6.7
Inventories	(67.7)	12.2	(41.2)	(9.7)
Other current assets	25.6	6.5	15.5	(28.4)
Accounts payable	24.7	30.7	(20.6)	15.1
Accrued expenses	30.1	(22.5)	38.9	9.4
Income taxes	12.5	1.0	(58.4)	(73.5)
Other	(2.5)	6.7	3.8	0.4
Net cash provided by operating activities	540.8	593.6	278.6	258.0

Cash flows from investing activities:
Purchases of property and equipment	(125.0)	(106.9)	(69.3)	(56.1)
Proceeds from sale of property and equipment	6.9	6.0	5.0	3.5
Other	(0.2)	(0.2)	(0.1)	(0.1)
Net cash used in investing activities	(118.3)	(101.1)	(64.4)	(52.7)

Cash flows from financing activities:
Proceeds from debt obligations	675.0	385.0	520.0	225.0
Payments against debt obligations	(645.0)	(410.0)	(490.0)	(190.0)
Proceeds from exercise of stock options	17.3	18.6	6.1	2.8
Cash dividends paid	(499.1)	(446.5)	(252.5)	(223.3)
Net cash used in financing activities	(451.8)	(452.9)	(216.4)	(185.5)

Effect of exchange rate changes on cash and cash equivalents	11.3	(5.4)	8.2	(1.4)

Net (decrease) increase in cash and cash equivalents	(18.0)	34.2	6.0	18.4

Cash and cash equivalents at beginning of period	255.8	221.3	231.8	237.1
Cash and cash equivalents at end of period	$237.8	255.5	$237.8	255.5

Supplemental information:
Cash paid for interest	$4.2	4.2	$2.7	1.8
Net cash paid for income taxes	$185.3	181.8	$163.4	165.8
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$73.2	49.4	$42.7	19.0

CONTACT:	Dray Schreiber
Financial Reporting & Regulatory Compliance Manager
507.313.7324